The Mosaic Co.	MOS	Q2 2012 Earnings Call	Jan. 5, 2012
Company	Ticker	Event Type	Date

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, ladies and gentlemen and welcome to The Mosaic Company’s Second Quarter Earnings Conference Call. At this time, all participants have been placed in a listen-only mode. After the company completes their prepared remarks, the lines will be opened to take your questions. Your host for today’s call is Laura Gagnon, Vice President, Investor Relations of The Mosaic Company. Ms. Gagnon?

Laura Gagnon, Vice President Investor Relations

Thank you, and welcome to our second quarter fiscal year 2012 earnings call. Presenting today will be Jim Prokopanko, President and Chief Executive Officer. We also have members of the senior leadership team available to answer your questions after our prepared remarks. Larry Stranghoener, Executive Vice President and Chief Financial Officer; Joc O’Rourke, Executive Vice President – Operations, Rich Mack, Executive Vice President, General Counsel and Corporate Secretary, Rick McLellan, Senior Vice President – Commercial and Mike Rahm, Vice President – Market and Strategic Analysis.

After my introductory comments, Jim will share our views on Mosaic’s results as well as current and future market conditions, after which we will open the lines for questions. The presentation slides we are using during the call are available on our website at mosaicco.com. We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, January 5, 2012 and are subject to significant risks and uncertainties. Actual results may differ materially from these projected in the forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued yesterday and in our reports filed with the Securities and Exchange Commission.

Now I’d like to turn it over to Jim.

James T. Prokopanko, President, Chief Executive Officer & Director

Good morning. Thanks Laura and welcome everyone. Yesterday we reported another quarter of strong results as highlighted on slide three. Our revenues were up 13% from the prior year.

Net earnings were up 37% and earnings per share of $1.40 were up 37% when excluding realized gains from the sale of phosphate last year. We had a busy and highly productive second quarter. We improved our capital structure. We purchased 21.3 million shares for $1.2 billion. We issued $750 million of low cost debt and called $469 million of high cost debt.

In addition we resolved our tolling dispute at Esterhazy and we’ve made substantial progress on our strategic priorities. Market fundamentals during the first half of our fiscal year were outstanding. We indicated in our last call that we expected fall industry shipments of North American phosphate and potash would equal the outstanding movements set a year ago. I’m pleased to report that shipments from June through November were up almost 1% from a year ago.

In addition, Brazilian crop nutrient shipments now are expected to reach 28.5 million metric tonnes in 2011, shattering the previous record of 24.6 million tonnes in 2007. We also told you last quarter that we expected a seasonal lull following the large application seasons in both the northern and southern hemisphere. And, that we expected our customers would delay purchases for the next season, possibly until late in our third fiscal quarter. However, it appears that seasonally slow buying patterns this year have been exacerbated by economic uncertainty and these requests for

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The Mosaic Co.	MOS	Q2 2012 Earnings Call	Jan. 5, 2012
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price relief and a recent drop in nitrogen values reinforced the distributors’ wait-and-see approach. That said, we continue to believe this is a timing issue and global demand will be delayed, but not destroyed. Agricultural markets continue to provide attractive opportunities both near and long-term. We remain confident that the fundamentals are far stronger than current sentiment. Markets are sending powerful signals to farmers to produce more and farm economics remain highly profitable. There is far more confidence among farmers and crop input distributors as evidenced by North American farmers’ strong prepayment purchases of crop nutrients in December. I’ll conclude my remarks today with more on our current expectations.

On slide four, you can see our Potash segment highlights. Our Potash business continues to generate good results while successfully executing our potash expansion plans. While sales volumes are flat year-over-year and sequentially, our volumes were down in North America. Our commitments for shipments to Canpotex combined with low beginning inventories, limited our sales into North America.

Our operating rate was 78%, up from 74% last year. We expect to operate at higher rates in the second half in order to meet our customers’ needs for the upcoming application season. Average selling price was down slightly from the first quarter, driven by a higher percentage of international shipments and, within international, a higher proportion of standard product shipments under two large long-term contracts. By product, standard versus granular, and both domestic and international selling prices, increased sequentially.

Brine inflow expenses were slightly higher in the second quarter due to the introduction of horizontal drilling techniques. We are deploying this new technology in an effort to materially improve our brine management operations. These higher costs are expected to continue through our third fiscal quarter before reverting to recent historical levels. We expect whole year brine management costs to reach $170 million to $180 million in fiscal 2012.

Costs were also negatively impacted by higher labor costs, in part driven by increasing staff in preparation for the expansions that will be coming online in calendar 2012. Our flagship growth strategy is the expansion of our Saskatchewan potash operations and the four projects under construction today remain on track and on budget. We invested more than $267 million on these projects during the second quarter.

Slide five shows the expected increase in our capacity during this decade. At Esterhazy K2, we’ve completed our aboveground mill expansion ahead of schedule and below budget, combined with our underground expansion activities, which are nearly complete. Capacity is expected to increase by more than 750,000 tonnes a year.

In addition, at the beginning of calendar 2013, 1.3 million tonnes of capacity would revert to Mosaic along with a related Canpotex allocation. In 12 months, Mosaic’s Esterhazy operation will have two million tonnes of incremental potash peaking capacity to meet our customers’ needs.

In addition, the expansion projects at Colonsay and Belle Plaine are expected to come online by the end of calendar 2012. At Belle Plaine, we expect to complete our stage I expansion by mid-2012 and are beginning the next phase of our expansion plan. As the operator of the largest potash solution mine in the world we believe we are best positioned to produce the white premium potash derived from this type of mining. Because of the nature of our solution mining, our brownfield expansions have a running start on any greenfield solution mine.

We can create new cavities faster, drive higher saturation levels for quicker extraction of new minerals, and we can leverage existing infrastructure resulting in significantly lower cost than in greenfield investments.

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In the Phosphates segment, highlighted on slide six, operating earnings increased 7% due to higher selling prices, partially offset by higher raw material costs. Domestically, we have increased market share due in part to the success of our premium MicroEssentials® product. MicroEssentials now has a 9% share of North American sales. Our MicroEssentials’ expansion projects will increase capacity to 2.3 million tonnes and are on track for completion before the end of this fiscal year. Sequential improvement in gross margins to 22% reflect higher realized prices and continued mining and operational efficiency efforts, which more than offset higher raw material costs.

Continued high operating rates in our mining operations have allowed us to limit phosphate rock purchases. Our Faustina ammonia plant was fully operational by the end of October. We’re estimating the net cost of the plant outage to be approximately $10 million in the second fiscal quarter, comprised of $30 million in higher raw material costs partially offset by a $20 million advance of insurance proceeds.

The supply and demand situation for raw materials as well as their impact on our cost of goods sold is worth spending more time on.

As you can see on slide seven, raw material costs have been on an upward march for the past five quarters. Last fall we saw continued ammonia price increases driven by high demand in a confluence of supply limitations. Since peaking in November, ammonia contract prices have declined over 20%. In addition, with our Faustina plant up and running, we expect cost benefits for our own manufacturing of ammonia to begin to accrue in our third fiscal quarter and to be fully reflected in our fourth fiscal quarter.

In the case of sulfur, we price our contracts quarterly, but have begun to see favorable trends in spot pricing. It’s important to remember that our realized prices also include storage, transportation and conversion costs for molten sulfur. We believe our contract prices will decline in the first calendar quarter of 2012, but remain uncertain as to the magnitude of that drop, because of the lag between raw material pricing and when those costs run through our P&L. We expect higher phosphate cost per tonne in our third quarter. However, we expect lower raw material costs in our fourth fiscal quarter as we begin to see the benefits of lower input prices, as well as the benefits of our ammonia manufacture.

Slide eight shows how our rock volumes and costs have changed over the past five quarters. The bar chart shows sources of rock used in production. Purchased rock from third parties excluding Miski Mayo have increased from 4% of the total a year ago to just shy of 7% today. The majority of rock used in our U.S. operations, more than 90%, comes from our own mines. Our average cost, represented by the line on this chart, has risen from $51 per tonne a year ago to $73 last quarter. Three factors have caused this increase. One, the large increase in the market price of rock we purchase from third parties; two, the increase in shipments of Miski Mayo rock which comes through our cost of goods sold at market price; and three, slightly higher mined rock costs due to low operating rates at South Fort Meade. This chart does not show the offset to purchases from our Miski Mayo joint venture, which we expect to contribute to equity earnings once the mine is fully operational.

Now I would like to provide our perspective on the near-term outlook. Our forecast for record global phosphate and potash shipments in 2012 is underpinned by high prices for a wide variety of agricultural commodities and profitable farm economics worldwide. Slide nine indicates the strength of farm economics today. Affordability continues to incent farmers to use crop nutrients to improve their yields.

In fact, slide 10 shows the price of new crop corn today is a record for this time of the year, higher than any of the previous four years. Dealers in North America report a brisk prepayment season at the end of December. Most report that they’ve received as many or more dollars as they did during

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the last year’s excellent season. This bodes well for strong spring demand and more importantly for strong application rates. Distributors, however, are delaying purchases for the upcoming season.

Negative sentiment overhangs phosphate and potash markets due to several factors ranging from political and economic uncertainties to the recent and rapid declines in nitrogen prices. However, fundamentals for our products remain strong, much stronger than current sentiment. So, while there continues to be uncertainty surrounding the timing of the sales for the next season, we firmly expect the tonnes will move. Our confidence is reflected in our forecast for North America spring shipments shown on slide 11 for both phosphate and potash. We’re expecting North American shipments to exceed the five year averages and be near the high end of the five-year ranges. The seasonal lull, combined with our expectation for a strong application season later this year, we just expect that our third fiscal quarter will be relatively weak, but much of this volume will be shifted into our fourth fiscal quarter.

Our third-quarter guidance, shown on slide 12, reflects a seasonal lull both in terms of volumes and pricing. For potash, we’re expecting volumes of 1.2 million to 1.5 million tonnes and an average MOP selling price of $430 to $460 per tonne. For phosphate, we’re expecting sales volume of 2.2 million to 2.6 million tonnes and an average DAP selling price of $530 to $560 per tonne.

Last week we announced 250,000 tonnes curtailment of our near-term planned phosphate production. As dealers and distributors focus on the macroeconomic uncertainties and delay purchases for the North American spring season, near-term supply of phosphate barges on the Mississippi River exceeded near-term demand. The spot prices in this market did not reflect our outlook for the business, nor did we think they are sustainable. In fact, in the past week barge prices have rebounded by $40 to $50 per short ton. With this production curtailment our third-quarter operating rate for phosphate production is expected to range from 70% to 80%. We expect our operating rate for potash will be above 80% as we align our production to meet demand requirements.

Our annual guidance ranges for capital expenditures, taxes and SG&A have not changed. Post the seasonal lull reflected in this guidance, we continue to expect strong farm demand in the first half of calendar 2012 and are forecasting record global shipments for both potash and phosphate in calendar 2012.

Slide 13 shows phosphate shipments over time. We estimate that global shipments of phosphate products totaled a record 60 million tonnes in 2011. In 2012, shipments are forecast to climb to yet another record in the 62 to 64 million tonne range. This forecast includes a recovery in Indian shipments back to close to 2010 levels. Recent statements by the Indian government affirm our view that food security remains a top priority.

While we forecast record demand, there still remains several supply uncertainties in 2012. Will the impact of the Arab spring continue to curtail production in Tunisia, Syria and Egypt? Will the Ma’aden ramp up go as expected? And how much phosphate product will China export?

Despite efforts by the central government to rein in exports, Chinese producers found clever ways to skirt higher duties and ship record amounts of phosphate to offshore destinations in 2011. While the revamped export policy addresses some of these loopholes, the net impact on overall phosphate exports in 2012 remains to be determined.

Global MOP shipments are shown on slide 14. We estimate that global shipments increase to a record 56 million tonnes last year due to large gains in Latin America and all regions of Asia except India. We forecast shipments this year will climb to another record of 57 million tonnes to 59 million tonnes. Asia and Latin America are expected to continue to lead the upward march in global shipments. In these estimates, we are expecting growth in both Indian and Chinese shipments.

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And looking at 2012 supply dynamics, we expect the commissioning of a limited number of brownfield expansions. The more material expansion tonnes won’t come online until 2013 or later.

Before we open it up for questions, let me put things into perspective for you. Corn prices are well ahead of historical levels and farmers are getting powerful signals to produce more. Farm economics remain strong and underpinned record global phosphate and potash demand forecasts. There is more confidence among farmers than crop input distributors as evidenced by large prepaid purchases before year-end. These purchases by farmers will eventually end up in our order book.

The opportunity in front of Mosaic is readily apparent. The world needs what farmers provide and we help them deliver. We remain convinced that farmers will demand crop nutrients for both the next application season and in the long-term and that we can continue to take advantage of these opportunities.

Back to you, Laura.

Laura Gagnon, Vice President & Head-Investor Relations

We would now like to open the call to your questions. Please hold your questions to one per person so we can take questions from as many people as possible. You are welcome to rejoin the queue for a follow up later.

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The Mosaic Co.	MOS	Q2 2012 Earnings Call	Jan. 5, 2012
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QUESTION AND ANSWER SECTION

Operator, please open the phone lines.

Operator: [Operator Instructions]. And your first question comes from the line of Lindsay Drucker Mann from Goldman Sachs. Your line is open.

<Q – Lindsay Drucker Mann>: Thanks. Good morning everyone. I just wanted to follow up on your outlook for phosphate, global phosphate shipments, which is unchanged versus where you were last quarter, and hoping you could give some color on a) why you have so much confidence that India is going to step back into the market in a major way given the extent of demand destruction we’ve seen so far from them, and then secondly, in light of the fact that you’ve got major production curtailments that have been announced by you and some of the other big suppliers, I think that the US story can make sense to a lot of people, but those are the two factors how those square with your expectation that essentially full year demand is going, full year shipments will be unaffected? Thanks.

<A James Prokopanko>: Well, good morning Lindsay. Thank you for the question. Two points, what we see going forward in the phosphate market and what our expectations are in India, and second why given some of the pullback in demand, why we should see the international markets pick up. What’s driving this? I’m going to ask our economist Dr. Rahm to, who is a keen observer of these markets to comment, but this is largely being driven by what we’re seeing in the fundamentals of the grain and oilseed markets. Strong corn prices, good and strong oilseed prices. Countries around the world, farmers around the world all have to step on the accelerator to produce more grains to meet the market signals that is demanding more production for more consumption. And Mike would you just add some color to what you’re seeing in the Indian market?

<A – Michael Rahm>: Sure. Good morning Lindsay. Just to refresh everyone’s memory, we’re forecasting 62 million to 64 million tonnes of global processed phosphate shipments. Our point estimate I think is a hair above 63. In the case of India, our view comes largely from our team on the ground there. And they remain optimistic, and I think if you start from the premise of what’s the government of India’s overall policy, their policy is to improve food security, to stimulate the agricultural productivity growth. And what we’ve seen this year is that we think that overall phosphate and potash use given some of the issues with the execution of their subsidy policy will be down 10% to 15% and we’re beginning to see some unrest in the countryside with respect to large increases not only in crop nutrient prices, but other crop input prices and then we are confident that the government of India will act to correct some of this. We don’t deny that 2012 made it off to a slow start, but we think there’s going to be an acceleration of momentum as the year progresses.

<A James Prokopanko>: Lindsay, I’ll just add one piece to that. You asked about the curtailment and if that is sort of contrary to what we’re seeing going forward and that curtailment was largely prompted by what was a virtual stop in purchases of phosphate through the last part of December. And this addressed this now, I’m sure questions will come up, but with some other callers, but we have a period where it was just a wall of worry was built around the dealers in North America based on this incessant bad news out of Europe, budgetary issues and questions, political questions in North America and people just stopped buying.

December started with some weak grain prices, and that just gave dealers pause and I think justifiable pause to say, hey, we’re just going to hold our buying until we see something. There is a catalyst in this market.

Well, by the end of December, we started seeing a catalyst. Grain prices started going up on concerns of South American crop production issues, some drier conditions across the Midwest and in the U.S. we’re seeing some stronger grain prices, and we are absolutely confident that farmers

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are going to be back in the fields looking to and being incented to plant record yields. So, dealers didn’t buy, there was limited – limited supplies of product on the river that some people wanted to just blow out of inventories. Some of the distributors that didn’t want to carry inventory given all this uncertainty. Since then, higher grain prices, the anxiety in Europe has moderated a bit and we got spring coming around the corner in North America. People are back in buying phosphate and we see in a matter of a week phosphate prices snap back $50 a tonne. So, that isn’t – that explains the curtailment, but that doesn’t change our view and doesn’t imply anything about our view of the future.

Operator: Your next question comes from the line from Vincent Andrews from Morgan Stanley. Your line is open.

<Q – Vincent Andrews>: Thank you and good morning everyone. I wonder if you could comment on where you would have thought fiscal 3Q volume would have been absent sort of all the issues that you just laid out Jim, and I guess I’m just trying to understand – Jim, your comment was that some of the demand for a lot of F3Q will wind up in F4Q. I’m just trying to get a sense of how much of it will actually show up in F4Q and sort of what’s your best senses is and how much of it’s going to get deferred into F1Q ‘13?

<A – James Prokopanko>: Vincent, good morning. You’re asking, would or should or could? Or maybe – maybe we lost a couple of hundred thousand tonnes of phosphate sales in December that we would have thought would have been there, short of this lock-up in dealer buying. Rick, do you want to add to that – add to that any color to the dealer outlook?

<A – Richard McLellan>: It’s hard to – it’s, good morning Jeff. It’s really hard for us to kind of play that ‘what if’ game, although it is something or Vincent, I’m sorry. It is difficult for us to completely identify, but Jim’s right, we saw a couple hundred thousand tonnes of phosphate that probably are going to slip, and probably 300,000 to 400,000 tonnes of potash that we would’ve expected to ship in this quarter. And those will come back later on in the year with a portion coming back in the fourth quarter.

Operator: Your next question comes from the line of Jeff Zekauskas from JPMorgan. Your line is open.

<Q – Jeffrey Zekauskas>: Hi, good morning. In your forecast you have your Canadian resource taxes and royalties in a range of $420 million to $470 million, so, call it $445. And your resource taxes in the first half were $162.5 million. And your third quarter volumes will be meaningfully below where they were in the fiscal third quarter of last year. So, I’m puzzled as to why you think that resource taxes and royalties will be, call it $450. It looks to me like they should be more like, I don’t know, $350.

<A – Lawrence Stranghoener>: Jeff, its Larry here. Remember that the resources tax is paid on a calendar year basis not on a fiscal year basis. And so, as we start to look at the second half of our fiscal year, we’re needing to make forecasts for our expectations for the calendar year of 2012. And that’s what guides that estimate.

Operator: Your next question comes from the line of Edlain Rodriguez from Lazard Capital Markets. Your line is open.

<Q – Edlain Rodriguez>: Thank you. Good morning guys. Quick question on your outlook on potash. I mean is it different from some of your competitors who are cutting down production while you note that you will be increasing your operating rate, or is it just a question of you letting somebody else take the lead on potash while you are doing something similar in phosphate in terms of cutting production?

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<A– James Prokopanko>: Good morning, Edlain. Good to hear from you. Glad that you are here on the call. So, you are asking why no potash curtailment. While at present we don’t have a plan and we don’t believe it’s necessary for our production plan to include a curtailment. And I’ll tell you why. We began our fiscal year in June with low inventories coming into the year. Our on-site inventory and our dealer inventory, they were low. We’ve carefully balanced our production of potash over the summer months and for first six months of the fiscal year, and we’ve done a couple of things by intention and by, without intention. For example, our Xmas, Christmas holiday turnaround, we extended out that a couple of days. We had a turnaround in the fall season at Colonsay, a very good turnaround. That took a couple more days than was originally planned. So, we’ve had a few of these minor cutbacks throughout the year. And we find ourselves in great shape in terms of an inventory and warehouse capacity. We have room to pile the product. We are not desperate to sell it and we’re prepared for a very good spring with good balanced inventories. That said, if the market deteriorates – and we don’t expect it to deteriorate beyond our current forecast – we can take the curtailment. That could happen very quickly and we can get in order to do that. Hope that answers your question Edlain.

Operator: Your next question comes from the line of David Begleiter from Deutsche Bank. Your line is open.

<Q – David Begleiter>: Thank you. Good morning. Jim, can you switch to China, two things here, first what’s your view of Chinese inventories and any color on the Chinese negotiations as you move into the New Year?

<A – James Prokopanko>: Good day David. I’ll talk about the negotiations, then I’m going to let Rick and Mike give you some information on the inventories and country. We are just – the Chinese are always negotiating although they are not formal negotiations and negotiating through the year. So we’ve had some preliminary talks, Canpotex has had some preliminary talks with the Chinese, opening dialogues. We just got Chinese New Year around the corner. That will delay things a bit, so I don’t expect anything meaningful – it’s going to happen until post the New Years. And best I can say is that sometime this first quarter, calendar quarter will see a renewed contract with the Chinese, I’m confident of that. Rick or Mike, would you like to add anything about the Chinese inventory positions?

<A Michael Rahm >: Sure, I’d make a couple of comments. In terms of the monitoring we do of port stocks, I think we’re indicating about 650,000 tonnes of port inventories, up maybe a couple of hundred thousand tonnes from very low levels. But, more importantly our assessment from our team in China indicates that distribution channels are relatively low. So, we think that much of the potash that’s used as NPK products that many of these NPK producers are running on very lean inventories at this time.

<A– Richard McLellan>: Mike, I’ll just add on to that, the one thing we’re seeing about 1.1 million tonnes of inventory at the ports, not 600,000 that was what we’re seeing for phosphate and Mike’s right the NPK plants have not moved to fill up as they’re still – they haven’t moved to take in phosphate as well. So, that’s kind of in country inventory is lower than we would’ve expected.

Operator: Your next question comes from Mark Connelly from CLSA. Your line is open.

<Q – Mark Connelly>: Thank you, just trying to make sure I understand what’s happening with rock costs with the downward shift in production, are you going to purchase less rock and see your rock costs go down or does it go the other way because you’re locked in on the purchases and related I’m just curious if you’re surprised that rock costs haven’t already moved down further?

<A– James Prokopanko>: Good day, Mark. I’m going to have Joc O’Rourke, leader of our operations of phosphate and potash, address that. He looks after rock purchasing and product procurement.

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<A Joc O’Rourke>: So, Mark the answer to your question basically is yes. We expect by curtailing production the rock purchases will definitely decrease that will lower our rock costs slightly of course because of that 7% that we buy; we haven’t purchased rock in about eight weeks now. So it’s definitely making a difference to what we have to purchase. Going forward we still expect to have to purchase rock.

<A Joc O’Rourke>: In terms of mitigation as you’re probably aware, we have increased the production of our other facilities. We have Miski Mayo continues to ramp up and give us more rock. So we’re in pretty darn good shape for rock, and we don’t expect to have to enter into any long-term rock contracts, which we haven’t to-date.

Operator: Our next question comes from the line of Don Carson from Susquehanna Financial. Your line is open.

<Q – Don Carson>: Yes, thank you. Jim, I want to go back to this issue of when dealers might start to restock, you attributed a lot of their reluctance to falling prices, particularly nitrogen. We’ve seen urea barges bounces as well as you noted DAP barges bounce as well. Have you seen an increase in your order increase as a result? And then just as a follow-on to that, I know you’ve been doing more of your contingency selling your floor planning, as you call it. Has that contributed to the reluctance to hold inventories since in essence you’re doing it for them? And then, finally, if you’re going to see this robust spring demand, are there any logistical issues that could come up or you might not be able to get all the product in what could turn out to be a compressed selling season?

<A– James Prokopanko>: Good morning, Don. Okay, three questions you snuck in there. About the dealer behavior, the thing is really all about psychology and sentiment, dropping grain prices at the end of; at the beginning of December really had people concerned. That said, we’re talking about grain prices that were $5 or maybe just under $5, still good prices, but dealers are just really risk adverse following their 2008 experience. We are seeing dealers now come back and – as recently as yesterday there’s, that we’re seeing a good variety of purchasing whether barges or rail locks, dealers see that these are good values. Dealers are going into the season with perhaps more inventory than they had in the warehouses last year. I think it’s important to distinguish what kind of inventory they have. They may have and we just swag [indiscernible] that there’s no good data, maybe their warehouses are let’s call a 50% full. Not all of that is owned by the dealers. Some of that is some of this forward priced – price to be determined contracts that we have with the dealers that hasn’t hit our sales book yet, that is in their warehouse, but they don’t own it.

And so they might have, I don’t know 25% of their warehouses filled with product that is they own. And again that’s just swag our best efforts at an estimate. The logistics, this is something that the industry has gotten very good at in a very short compressed period of time working with the railways, working with the dealers, distributors, our production facilities, we managed to move a lot of product through a very short time window. And, I’ve – in my 30 plus years I’ve not seen us not be able to get the product to a dealer in time. There might be some little spot or local outages, but that just hasn’t happened in the past, logistics problems. So, I don’t expect it this year. I’d ask Rick to add some of his experiences and color to what he is seeing in the North American dealer market.

<A – Richard McLellan>: Yeah. Good morning, Don. What we’re seeing in the North American dealer market is customers stepping in and buying phosphate. That’s happened in, since we turned the calendar to January, we’ve had a fair bit of interest and some of that is that inventory that you talked about, our floor inventory, but a lot of maybe is just to stepping into get product moving. We’re not very far from this season beginning and people realize that there – that they don’t want to put themselves in position where they don’t have the inventory, and so we’ve seen the move on phosphates and they’ll move likely in the next 30 days on the phosphate – on potash as well.

Operator: Your next question comes from the line of Andrew Cash from UBS. Your line is open.

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<Q – Andrew Cash>: Good morning. Just to a longer-term question – with natural gas prices down as low as they are, what – what’s your latest thinking about – putting together long-term gas contract and going ahead and building one of those ammonia plants?

<A– James Prokopanko>: Good morning Andrew, Jim here. Yeah, gas is a bargain compared to other energy sources as it’s quite remarkable and we don’t see that abating in the near-term or even for the midterm, so it is attractive. We produce – we consume about 1.5 million tonnes of anhydrous ammonia a year. We produce 0.5 million tonnes in our Louisiana facilities for internal consumption. So, we are short 1 million tonnes to our internal needs. This is something that’s gotten our attention, particularly with the higher prices of ammonia and the good margins being earned. We’re interested in getting into the nitrogen ammonia production for internal use. That said, there is some serious challenge there. One, you would like to find – ideally find a long-term supply of gas and that’s – that’s tough. Producers don’t like these low gas prices, so we struggle to find someone who is going to give us long-term gas supplies, but we are looking and we’re optimistic we’ll find something. We don’t want to go from being short of a million tonnes of ammonia to our production needs of phosphate to going then to being a million times or million tonnes of natural gas short or moving one short to another. So, we will need to get that. And then permitting, that’s a real issue and there are challenges there and we are assessing. It’s under consideration and a project we are taking seriously, but there is much work to be done. Thanks Andrew.

Operator: Your next question comes from the line of Joel Jackson from BMO Capital Markets. Your line is open.

<Q – Joel Jackson>: Hi, good morning. I want to go back to the Chinese market, you made comments earlier in the call that you expect the Chinese phosphate exports to be less this year relative to last year and looking at some of the forthcoming out of China, it seems that the 2012 tariff, export tariff regime in the low tariff period could actually have higher tariff in the same price domestic product versus 2011 offset by of course more products such as TSP and other blends included into the tariff regime. Could you just elaborate on your comments about exports being less in 2012?

<A– James Prokopanko>: Yeah, Joel you asked a good question. That’s a real interesting topic is what’s happened and what the Chinese are doing. I’ll just give a bit of overview on it. The Chinese have been trying to keep more of the phosphate at home, keep phosphate agricultural input cost down in an effort to keep food prices down. They put in the export tariff regime a couple of years ago and very creative producers and exporters in China found ways around that. And at this time, the national government has – that’s come to their attention. They understand what’s being exported and they are serious about curtailing those exports. And I’ll ask Mike to give you some of the details around what they’re doing and some of the creativity that producers had in exporting products this past year.

<A – Michael Rahm>: Okay. Yeah, thanks Joel. Good morning. If you look at to what’s happened as Jim said the Government of China is trying to rein in exports and are failing miserably in that task. In 2010, exports surged to about 6.1 million tonnes of DAP/ MAP and triple superphosphate. We think that when all the numbers get counted, that it’s probably going to increase to at least 6.5 million tonnes when the December numbers come in.

You make a good point in terms of what will happen in 2012. The Chinese have gotten around the higher tariffs by exporting more TSP. I think TSP exports will probably increase 90% to 100% this year. They’ve exported lots of NP products and if you look at just total phosphate exports in terms of P205, Chinese exports will be up an incredible 30%.

So, certainly the government is not achieving its policy objective to conserve precious natural resources and the like. We’re not – we don’t have an answer in terms of what will happen in 2012.

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You’re correct in that, some of the changes in how the policy is implemented will result in higher netbacks on exports to Chinese producers. So, there certainly is an incentive to export less of these other products like TSP and NPs and export more DAP and MAP. So, it remains to be seen how that plays out, but one thing is certain there is going to be a lot more product that needs to be pushed through this eye of the needle that runs from about June 1 through September 30. And we think that there’ll be some pretty significant logistical challenges. And as a consequence we’re using a lower number in our S&D.

Operator: Your next question comes from the line of PJ Juvekar from Citi. Your line is open

<Q – Prashant Juvekar>: Hi, good morning, Jim. You mentioned that you put some inventories in the dealer bins under these forward pricing contracts. Do you believe that you’re unique in doing that or you think your competitors are also doing the same thing? And secondly, can you talk about potash inventories on the ground in Brazil and India similar to the comments you made about China.

<A – James Prokopanko>: Good morning, PJ. Good day. I’m going to turn that over to Rick McLellan, leader of our commercial operations to address.

<A – Richard McLellan>: Yes. Good morning, PJ. I think there were a couple questions there. As far as what other people are offering or other suppliers are offering I think you’d better ask them. We know what we’re doing with our customers, and frankly it’s worked very well for us and for those customers. As far as inventories in Brazil, there is no year-end number that’s been reported yet out of Brazil, but I think the number will be someplace over a million tonnes and less than a 1.3 million of carryout inventory and also amid almost a 29 million tonne market. So, when you think about that and you think about the economics for the Brazilian soybean farmer, sugarcane farmer, just about every crop that’s raised there, that’s probably a good deal of inventory. Now the expectation is that Brazil will enter the market sometime in the next 60 days, they’ll get through the spring season, which is going to be in the next 60 days and then we’ll be assessing when they come back in. In India, inventories will continue to build up as they – as they take shipments on this year’s program and frankly we expect there’ll be somewhere at the end. Mike do you have the number like 1.4 million tonne carry out something like that? So, frankly puts them in the same situation they were in last year that the negotiations will drag on in India on potash into the calendar third quarter.

Operator: Your next question comes from the line of Mark Gulley from Ticonderoga Securities. Your line is open.

<Q – Mark Gulley>: Hey, good morning guys. My question has to do with producer inventories on a go-forward basis. As some the publications are talking about the fact that domestic producer inventories could be as much as 25% above normal levels both in phosphate as well as potash. Jim, are you able to comment on that issue at this time?

<A – – James Prokopanko>: Yeah, Mark, good day. I’m going to have Mike – we watch – we watch that closely and Mike has got some information on that.

<A – Michael Rahm>: Sure, good morning, Mark. As you probably know if you look at inventories on November 30th, phosphate inventories were, that they’ve been fairly stable for the last four, five months. We – in the S&D analysis, we do, we look at your projected demand and expected supply, we go through and project those out for 12 to 18 months. We don’t see producer level inventories increasing above a five-year average, if you will. So they sort of range in our view from kind of the low end of the range to the two to five-year average, but we don’t see them rising to the high-end of the five-year range certainly. They have lot of assumptions, obviously that go into those, we just, we always say we hope all of the errors are unbiased that we overestimate and underestimate some things, but at the end of the day, we do make those projections and they don’t look troublesome to us at this point.

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Operator: And your next question comes from the line of Michael Piken from Cleveland Research. Your line is open.

<Q – Michael Piken>: Yeah, hi. I was wondering if you guys could give us an update in terms of what’s happening with the South Fort Meade litigation, and specifically also kind of what you’ve been doing at some of your other mines in terms of operating rates to maybe compensate, I realized, obviously guys have cut production near-term, but any update on that would be helpful?

<A – James Prokopanko>: Yeah, Michael, I’m going to have Rich Mack our GC address that. But before he does, let me say that it’s, Joc explained some of the mitigation efforts we have undertaken and we’re quite impressed with what our operational people have been able to do to work around, the or getting into the South Fort Meade extension area. We remain confident we’re going to get our permit, and we think we’ll get it sooner rather than later in some form or fashion. I’m going to allow Rich to just address the specifics of the legal and other aspects of South Fort Meade.

<A – Richard Mack>: Sure, thanks Jim. Michael, there’s three things that I would simply refresh on relating to South Fort Meade. First, there is a pending motion for a limited stay with the Eleventh Circuit Court of Appeals. This relates to uplands-only mining and this has been pending since October. And I think it’s reasonable to anticipate that a ruling could be on any given day now. I think it’s ripe and we’re anticipating that we’ll hear something relatively quickly.

Just as a reminder, if we’re successful in that motion, that would be about 18 to 24 months of significant mining at South Fort Meade which would allow us to address any appeals that may be necessary relating to our South Fort Meade permit.

Second, we have appealed the entirety of the preliminary injunction and that is also pending with the Eleventh Circuit Court of Appeals. They have granted expedited status which is discretionary and oral arguments have been scheduled for the first week in March. And as a reminder, the Eleventh Circuit reversed the District Court in the first preliminary injunction four days after our oral argument in that matter.

And, then finally we are waiting for a ruling from the District Court judge in Jacksonville on the permit itself. That has been long pending and we don’t know exactly when we’re going to get a ruling on that, but we simply need to see what the ruling says to determine any future course of action that we might take. But as Jim noted, this is a comprehensive permit, the most comprehensive permit that’s ever been issued. The standard here for the Army Corps is did they act arbitrarily or capriciously and with all of the evidence and diligence that went into this permit, we think the facts will speak for themselves.

Operator: Your next question comes from Elaine Yip. Your line is open.

<Q – Elaine Yip>: Hi, good morning. So, most of my questions have been answered, but can you talk a bit about your potash operating rates in the second quarter. Beside the planned turnaround, was there anything that prevented you from running at higher rates? And as you carry out your brownfield projects, will you need to take any downtime or slow production in any site?

<A – Joc O’Rourke>: Elaine, Joc O’Rourke here, I’ll answer that question for you. In terms of the second quarter production, the biggest issue was our Colonsay turnaround and we did as you mentioned take a couple of extra days. We had some extra work that we felt it was an opportune time to do. We ran that shutdown. It was a 1,000person shutdown. So, the biggest we’ve run about that place. We’re doing a bunch of tie-ins for the new project. We were able to do that project

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without any medical treatment, injuries, or anything like that. So, it was an extremely successful shutdown, but we let it go a couple of extra days to make sure we got everything done the way we wanted to get it done. So, that was really the biggest issue in the second quarter. Do we have capacity? Yes, we have capacity to probably run a little more in the next quarter if it’s needed by the market, but we don’t see right now, but we’ll just keep balancing the market.

Operator: Your next question comes from the line of Charles Neivert from Dahlman Rose. Your line is open.

<Q – Charles Neivert>: Good morning, guys. Just one quick question, I know back when the South Fort Meade issue began to rear its ugly head, you guys had talked about having a period of time I guess to the end of 2011 where you wouldn’t really have any problems with your rock supply and I think you extended that to maybe the end of this first calendar quarter. Has that been may be extended further, possibly where you don’t have to go to any extra means to get rock or when do – if there isn’t any ruling or it continues to be sort of dragged out, how much longer can you go on sort of relatively normal operations without any extensive extra buying in the marketplace?

<A – James Prokopanko>: Yeah, good day, Charles. Yeah, that is a – as I said earlier and I’ll just reinforce, our operations and mining team have just done a remarkable job of squeezing more out of our existing – three existing operating mines where we’re finding they are operating at record rates and in fact to some cases beyond what their nameplate rate stated rates were, so we’re quite impressed and we’ve had a resourceful and a creative team that’s been able to, like – I would like to say, continue to pull rabbits out of the hat. And, now I’m going to have Joc just talk about some of the further actions we’re taking and try to give you some specificity on how much more time we can keep pulling these rabbits out of the hat.

<A – Joc O’Rourke>: Okay, Charles. So, from the perspective I think the question you’ve asked is how long can it last? At this stage one of the things to remark on is while we’ve taken off finished product production in phosphate, the mines are continuing to run full out, so they are not – they are not slowing down for everything – anything. We’ve increased the production of the other mines, the three mines, the Wingate, Four Corners and Hookers Prairie Mine. South Fort Meade we moved a dragline north in Polk County, so we’re doing everything we can to continue. We’ve been able to hold inventories during this period with I think something like 7% external purchases. We believe we can keep doing that for – for quite a while yet.

Operator: Your next question comes from the line of Lindsay Drucker Mann from Goldman Sachs. Your line is open.

<Q – Lindsay Drucker Mann>: Hey guys thanks for the follow up. I have just a few quick one. First of all, in the event – just back to India, in the event that India does not alter the current nutrient subsidy regime and ultimately we end up seeing P&K application down. I think you said 10% or 15% is what you expect the impact to be. When is the earliest you would expect to see some impact to yield as a result of fertilizer applications, so we would start to see that, still see the commodity market?

My next question is in terms of your potash production, you got pretty low shipments forecast for the next quarter, yet you will be producing at an operating rate output similar to what we saw this quarter, so that suggests you will be building some inventory, can you just comment on that strategy or what your expectations, why you are making that decision? And then lastly, as it relates to the higher brine inflow cost, is that essentially why we’ve been seeing the cash cost of potash production increasing? Is that something that’s a one-off or should we see an improvement back to more historic levels into next year? Hello, is anyone there?

<A– James Prokopanko>: I am sorry, I didn’t have my mike on. The India question, they’ve really been putting the nitrogen to their fields without full consideration of the P&K rates that they need.

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And in fact the large majority of the subsidies that’s paid in India is going towards nitrogen and that’s only maybe a quarter of the subsidies are going towards P&K. So, there is an imbalance there, couple of years of cutbacks in P&K application rates. They’re getting to the end of the rope on that. They are going to start seeing some agronomic impacts and reduced yields because of the reduced rates. And not only are they going to have agronomic impacts, there’s going to be political impact, and that’s already starting to show itself in some of the communities – the agricultural communities of India where farmers are finding that they aren’t getting the – they aren’t getting the returns they need to continue their farm operation and, so you have a political aspect there.

Farmers know that they’re not applying the right rates of P&K. They’re seeing that show up in the revenues that are being diminished at the farm gate and that is bringing pressure on it. So, can they get another year out of it? Maybe, but I just don’t see how they can go beyond another year without having some – some meaningful observed reductions in yield rates. Mike, you want to answer that?

<A – Michael Rahm>: Just a quick comment and I don’t think about – not so much in terms of reduction in yields but the lack of growth of – in yields. Indians – India yields today are relatively low and as they look to try to stimulate agricultural productivity growth, a key to that is better balanced nutrition including more P&K as well as micronutrients. So, we don’t expect the collapse of yields, but at the same time this is a real drag on efforts to try to increase productivity growth in India.

<A – Larry Stranghoener>: And Lindsey, it’s Larry, just with respect to your final two questions on the potash production versus sales outlook, it’s just to repeat our view. We’re expecting a very strong spring season, and so, at least at this point in time we’re planning to produce at better than 80% operating rates in anticipation of a strong spring season, and while third quarter sales are going to be much lower than we once expected, we do expect a significant snap back in sales and volume in the fourth fiscal quarter. And then finally with respect to your question about potash costs, potash costs have crept up in the last couple of quarters for an assortment of reasons; higher labor cost, higher contract labor due to the Colonsay turnaround that Joc mentioned earlier. As we also had some losses on derivative contracts in the second quarter, but brine inflow costs as you mentioned also were increased in the second quarter due to the introduction of this new technology, horizontal drilling, which we think might provide us even more effective mitigation of the brine inflow matter at Esterhazy. We think those higher brine inflow costs will persist into the third quarter before dropping down in the fourth quarter, all told with higher production rates expected in the second half of the year. We do expect better gross margins in the Potash business in the second half of the year relative to what we saw in the second quarter.

Operator: Your next question comes from the line of Ben Isaacson from Scotia Capital. Your line is open.

<Q – Dean Groff>: Thanks, good morning this is Dean Groff sitting in for Ben. I have a question on the market mix that pertains to potash. In Q2 we saw that the mix approximately through North America two thirds international, how should we think about this direction of the development of this mix in the next quarter or two and perhaps may be you can provide some details on the international markets?

<A – James Prokopanko>: Good day Dean, we’re going to have Rick McLellan talk to you about the mix for the next two quarters.

<A – Richard McLellan>: Good morning. I think you should think about it as getting more back to what we would normally see in – in our Q3, which is 50% international and 50% domestic. And, the key thing to remember is as you look at Q2 is – is that we had a higher percentage of standard. We’re going back to more granular in this current market condition in our calendar Q3.

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James T. Prokopanko, President, Chief Executive Officer & Director

Okay, with that we will conclude our Q&A session. We remain excited about the future of our business and the outlook of our Company. We think Mosaic provides remarkably attractive opportunity to participate in the positive fundamentals of the agricultural markets and ultimately fundamentals will win out over sentiment. We thought our stock price was a great value at $54.58 when we executed on our share buyback and it’s only more attractive now. We’re well positioned to leverage our high quality assets, our operational expertise and our solid balance sheet. It’s a great time to be the world’s leading producer of phosphate and potash. Thank you for calling in and I wish everybody a prosperous New Year. Thank you.

Operator: And this concludes today’s conference call. You may now disconnect.

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